EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

ChoiceOne Financial Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Security(1)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock	Rule 457(o)	-	-	-	-	-
Equity	Preferred Stock	Rule 457(o)	-	-	-	-	-
Other	Depositary Shares	Rule 457(o)	-	-	-	-	-
Debt	Debt Securities	Rule 457(o)	-	-	-	-	-
Other	Warrants	Rule 457(o)	-	-	-	-	-
Unallocated (Universal) Shelf	-	Rule 457(o)	-	-	$50,000,000(2)	.000110200	$5,510
Total Offering Amounts					$50,000,000(2)	.000110200	$5,510
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$5,510

(1)

This registration statement covers such indeterminate number of shares of securities of each identified class, as may be registered from time to time, having an aggregate initial offering price not to exceed $50,000,000. The securities registered hereunder are to be issued from time to time at prices to be determined. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional securities of the registrant that become issuable by reason of any splits, dividends or similar transactions or anti-dilution adjustments.

(2)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933. The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee. With respect to the primary offering, the amount registered is not specified as to each class of securities to be registered hereunder pursuant to Instruction 2.A.iii.b. of Item 16(b) of Form S-3 under the Securities Act of 1933.